Exhibit 5.1

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
Tel 213.229.7000
www.gibsondunn.com
October 27, 2016
C 66460-00021
NeuStar, Inc.
21575 Ridgetop Circle
Sterling, VA 20166

Re:	Proposed Offering of up to 3,000,000 Shares of Common Stock Pursuant to the Amended and Restated NeuStar Inc., 2009 Stock Incentive Plan
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of NeuStar, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 3,000,000 additional shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”). The Shares subject to the Registration Statement are to be issued under the Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan (the “Plan”).
In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretation thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP